                                                                     Exhibit k.4

                              FEE WAIVER AGREEMENT

                         PIMCO Municipal Income Fund II

         This Fee Waiver Agreement is executed as of June 18, 2002 by and between PIMCO FUNDS ADVISORS LLC, a Delaware limited liability company (the "Manager"), and PACIFIC INVESTMENT MANAGEMENT COMPANY LLC, a Delaware limited liability company (the "Portfolio Manager").

         WHEREAS, the Manager and the Portfolio Manager have separately entered into a Portfolio Management Agreement of even date herewith (the "Portfolio Management Agreement") pursuant to which the Manager has retained the Portfolio Manager to provide investment advisory services on behalf of PIMCO Municipal Income Fund II (the "Fund").

         NOW, THEREFORE, in consideration of the mutual covenants hereinafter contained, and in connection with the establishment and commencement of operations of the Fund, it is hereby agreed by and between the parties hereto as follows:

         1. Except as provided in paragraph 2, from the commencement of the Fund's operations through June 30, 2002, and for each successive twelve-month period ending on June 30th in each other calendar year set forth below, the Portfolio Manager agrees to waive a portion of the fees otherwise payable to it by the Manager under the Portfolio Management Agreement in the amounts determined by applying the following annual rates to the average daily net assets of the Fund:

                                          Fee Waiver
                                          (at the following annual rates stated
                                          as a percentage of the Fund's average
            Period Ending June 30,        daily net assets)*:
            ----------------------        -------------------------------------
            2002**                        0.24%
            2003                          0.24%
            2004                          0.24%
            2005                          0.24%
            2006                          0.24%
            2007                          0.24%
            2008                          0.10%
            2009                          0.05%

            * Including net assets of the Fund attributable to any outstanding red shares.

            ** From the commencement of Fund operations through June 30, 2002.

         2. Unless terminated sooner pursuant to paragraph 3, this Agreement shall terminate on the earlier of (a) June 30, 2009, (b) any termination of the Portfolio Management Agreement or (c) any termination of the Fee Waiver Agreement, of even date herewith, between the

Manager and the Fund. The Portfolio Manager's obligation to waive fees hereunder shall apply only while this Agreement remains in effect. If this Agreement remains in effect for less than a full period specified in paragraph 1, the amount to be waived by the Portfolio Manager shall be prorated for the partial period.

         3. Except as provided in paragraph 2, this Agreement may be terminated or amended only by written agreement between the Manager and the Portfolio Manager.

         4. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule, or otherwise, the remainder shall not be thereby affected.

         This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original.

             [The remainder of this page intentionally left blank.]

         IN WITNESS WHEREOF, PIMCO FUNDS ADVISORS LLC and PACIFIC INVESTMENT MANAGEMENT COMPANY LLC have each caused this instrument to be signed in its behalf by its duly authorized representative, all as of the day and year first above written.


                                            PIMCO FUNDS ADVISORS LLC

                                            By:    /s/ Stephen J. Treadway
                                                   ---------------------------
                                            Name:  Stephen J. Treadway
                                            Title: Managing Director



                                            PACIFIC INVESTMENT MANAGEMENT
                                                     COMPANY LLC

                                            By:    /s/ Chris P. Dialynas
                                                   ---------------------------
                                            Name:  Chris P. Dialynas
                                            Title: Managing Director

                                        3